Exhibit 10.27

SOMERA COMMUNICATIONS, INC.
EMPLOYMENT AGREEMENT

OSMO HAUTANEN

This Agreement is made as of this 15th day of July 2002, by and between Osmo Hautanen, whose residence is located at 1304 Chatsworth Court East Colleyville, TX 76034 (hereafter “Executive”) and Somera Communications, Inc., a Delaware corporation with its principal location at 5383 Hollister Avenue, Santa Barbara, California 93111 (hereafter “Company”).

1.	The Employment Clause

The Company hereby agrees to and does hereby employ the Executive, and the Executive hereby agrees to and shall be employed by the Company as of the commencement date and for the period set forth in Paragraph 2 below (the “Employment Period”), in the position and with the duties and responsibilities set forth in Paragraph 3 below, and upon the other terms and conditions set forth in this Agreement.

2.	Period of Employment

The Employment Period shall commence on July 15, 2002 and shall continue, unless otherwise terminated by either party with or without cause, at any time for any reason or no reason whatsoever, upon no less than thirty (30) prior written notice, subject only to the terms and conditions of this Agreement.

3.	The Position

(a)	The Executive shall initially serve as the President of the Americas for the Company and shall report to the President and Chief Executive Officer of the Company.

(b)
At all times during the Employment Period, the Executive shall hold a position of responsibility and importance with the functions, duties, and responsibilities of a member of senior management of the Company. It is expressly understood that nothing in the foregoing shall preclude the President and Chief Executive Officer from making such organizational and reporting changes as the President and Chief Executive Officer may, in good faith, deem desirable and for the good of the Company.

4.	The Performance Clause

Throughout the Employment Period, the Executive agrees to devote the Executive’s full time and undivided attention to the business and affairs of the Company and, in particular, to performance of all the duties and responsibilities as President of the Americas of the Company.

The Company agrees that during the Employment Period the Executive may serve as a member on no more than two (2) Boards of Director and serve as a member of the Nokia Ventures Advisory Board, so long as such relationships do not impede or impair the Executive’s performance of his duties and responsibilities.

5.	Signing Bonus

The Company shall pay to the Executive a signing bonus in payable installments as follows: $22,500 on or before August 1, 2002; $45,000 on or before January 1, 2003; and $45,000 on or before January 1, 2004. In the event of the termination of the Executive’s employment for any reason prior to the date for payment of any installment, such installment amount shall be paid on a prorated basis and the Company shall not have obligation to make any further installments.

6.	Temporary Living Allowance

During the first twelve (12) months of the Employment Period the Company agrees to pay to the Executive a monthly allowance of $5,000 to compensate the Executive to defray any temporary living costs and expenses that the Executive may incur related to fulfilling the duties of The Position as described in Paragraph 3 herein. Any additional amounts paid to the Executive would be made by mutual agreement of both Parties.

7.	The Compensation Clause

(a)
For all services to be rendered by the Executive in any capacity during the Employment Period, including, without limitation, services as an executive, officer, director, or member of any committee of the Company and its subsidiaries, divisions, and affiliates, the Executive shall be paid the following as compensation:

(1)
For calendar years 2002 and 2003, a base or fixed salary, payable at the end of each semi-monthly period (or such other period as may be fixed for salary payments to senior management), at the rate of $15,625.00 per semi-monthly period, $375,000 on an annualized basis (“Base Annual Salary”); and

(2)	The Executive shall be a participant in the Company’s 2002 Incentive Plan or such equivalent successor plan (“the Incentive Plan”) as may be adopted by the Company; and

(3)
For the 2002 fiscal year, the Executive shall receive the sum of $25,000 if the Company achieves its planned Operating Profits in the third fiscal quarter of 2002 and $25,000 if the Company achieves its planned Operating Profits in the fourth fiscal quarter of 2002. The Company shall make an additional payment to the Executive for each fiscal quarter referred to herein that the Company exceeds its planned Operating Profits. The specific amount(s) of the payment(s) shall be determined by the Company. Such amounts shall be payable consistent with the payment schedule pursuant to the Incentive Plan. Determination of the actual performance and the calculation thereof for any payments from the Incentive Plan shall be made at the sole discretion of the Company.

(4)
For the 2003 fiscal year, the Executive shall participate in the Company’s 2003 Incentive Plan that shall provide the Executive with the opportunity to receive periodic payments totaling $300,000 (“the Target Bonus”) for achievement of various, predetermined performance criteria as stipulated by the Incentive Plan. The Incentive Plan shall have a provision for the Executive to receive periodic payments totaling up to $450,000 plus a percentage of the Company’s Operating Profits if the predetermined criteria described herein are exceeded. All such amounts would include and not be additive to the Target Bonus described herein. Determination of the actual performance and the calculation thereof for any payments from the Incentive Plan shall be made at the sole discretion of the Company.

(5)
Any increase to the Base Annual Salary would be made at the sole discretion of the Company. The Executive will be eligible for a Base Annual Salary adjustment in accordance with the Companies established pay review process.

(b)
The compensation provided for in Paragraph 7(a) above, together with the perquisites and benefits set forth in Paragraph 9 below, are in addition to the benefits provided for in Paragraph 5, 6 and 12 of this Agreement.

8.	Participation in Stock Option Plan

(a)
Initial Stock Option.    As of the commencement of this agreement, and subject to the unanimous written consent (“Consent”) of the Board of Directors of the Company Executive shall be granted a stock option (the “Stand Alone Stock Option”) to purchase a total of 900,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock as of the date of said Board’s Consent. The Stand Alone Stock Option shall be for a term of ten (10) years (or shorter upon termination of employment relationship with the Company) and shall vest as follows: twenty-five percent (25%) of the shares subject to the Stand Alone Stock Option shall vest twelve (12) months after the commencement of the Employment Period and one thirty sixth (1/36th) of the remaining shares subject to the Stand Alone Stock Option shall vest each month thereafter at the end of the month, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the commencement of the Employment Period, conditioned upon Executive’s continued employment with the Company as of each vesting date. Except as specified otherwise herein, the Stand Alone Stock Option is in all respects subject to the terms, definitions and provisions of the Company’s standard form of stock option agreement (the “Option Agreement”).

(b)
Performance Based Stock Option.    As of the commencement of this agreement, and subject to the unanimous written consent (“Consent”) of the Board of Directors of the Company, Executive shall be granted a stock option (the “Performance-Based Stock Option”) to purchase a total of 350,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock as of the date of said Board’s Consent. The terms and conditions of the Performance-Based Stock Option shall be set forth in a schedule to be attached to the Option Agreement governing the Performance-Based Stock Option, conditioned upon Executive’s continued employment with the Company as of each vesting date. Except as specified otherwise herein, the Performance-Based Stock Option is in all respects subject to the terms, definitions and provisions of the Company’s standard form of the Option Agreement.

(c)
The granting to the Executive of any additional shares to those amounts described in 8(a) and (b) above would be made by, and at the sole discretion of the Company. The Executive will be eligible for any such grants in accordance with the Companies established process for making said grants.

9.	Employment Benefit Plans

(a)
In accordance with the Company’s policies and practices and the specific terms and conditions of each of the employee benefit plans of the Company, the Executive shall be entitled to participate in any and all of the following such plans: Healthcare Plan, including medical, dental and vision care insurance coverages, 401(k) Plan, Life Insurance Plan, Accidental Death and Dismemberment Insurance Plan, Travel Accident Insurance Plan, Short Term Disability Plan, Long Term Disability Plan, Flexible Spending Account Plan, AFLAC Optional Insurance Plan including intensive care, accident and cancer insurance coverages, Employee Stock Purchase Plan, Paid Time Off Plans including holiday, sick and vacation pay benefits, all Federal and State mandated statutory benefit plans applicable to the employees of the Company and any other present or equivalent successor employee benefit plans and practices of the Company, its subsidiaries and divisions, for which similarly situated employees, their dependents, and beneficiaries are eligible to participate in and to receive all payments or other benefits under any such plans or practices subsequent to the Employment Period as a result of participation in such plans or practices during the Employment Period.

(b)
The Company reserves the right at its sole discretion to amend, interpret, modify or terminate any or all of the employee benefit plans described herein at any time and for any reason. The Executive shall accrue no rights or implication of a right to continued employment as a result of the Executive’s participation in any of the Company’s employee benefit plans during or after the Employment Period.

10.	Severance Benefits

(a)
In the event of termination or Constructive Termination as described herein, of the employment of the Executive by the Company for any reason other than for cause, as defined in Paragraph 10(e) below (“For Cause”), the Company shall make to the Executive continued payments for twelve months after the Effective Date of termination or Constructive Termination, each payment in an amount equal to one-twelfth of the Executive’s Base Annual Salary through 2004. If such termination occurs beyond December 31st, 2004 the Severance Benefit shall be continued payments for twelve months after the Effective Date of termination or Constructive Termination, each payment in an amount equal to one-twelfth of the Executive’s annual salary in effect on the effective date of termination or Constructive Termination plus the Target Bonus amounts as described herein as Section 7(a), (1) and (4) plus the annualized amount of any remaining Signing Bonus installment described in Paragraph 5 herein(“Signing Bonus Installment”). Additionally, the Company shall waive the cost for the Executive to continue his Healthcare Plan coverage with the Company should he decide to exercise his right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of 12 months from the effective date of such coverage or the date in which the Executive obtains equivalent coverage elsewhere.

(b)
In the event of a termination of the employment of the Executive by the Company within the first twelve months of the Employment Period for any reason other than For Cause, in addition to the payments and benefits set forth in Paragraph 10(a) above, the vesting of the Stand Alone Stock Options shall be accelerated so that upon the Executive’s termination one forty-eighth (1/48th) of the Stand Alone Options shall be vested for each full month of the Executive’s employment. In the event of a termination of the employment of the Executive by the Company after the first twelve months of the Employment Period for any reason other than for cause, in addition to the payments and benefits set forth in Paragraph 10(a) above, the vesting period of the then unvested Stand Alone Stock Options shall be accelerated by 12 months.

(c)
If, prior to a Change of Control, Executive’s employment with the Company is terminated by the Company other than for (x) For Cause, (y) Executive’s death, or (z) Executive’s Disability, then, in place of but not in addition to the amounts described in 10(a) and (b) herein and subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, (A) Executive’s Stock Option (and any other stock option, not to include the Performance-Based Stock Option, granted to Executive following the commencement of Employment Period) shall have its vesting accelerated to receive an additional twelve (12) months of vesting, provided, that, if such employment termination takes place within twelve (12) months from the commencement of the Employment Period, then Executive’s Stock Option shall have its vesting accelerated such that 50% of the shares underlying such Stock Option shall vest; (B) Executive shall receive continued payments of the Base Salary plus the pro rata portion of the Target Bonus plus the Signing Bonus Installment earned by Executive in the time employed during such year, less applicable withholding, in accordance with the Company’s standard payroll practices; (C) the Company shall waive the cost for the group health, dental and vision plan continuation coverage premiums for the Executive and his covered dependents under COBRA through the lesser of (x) twelve (12) months from the date of Executive’s termination of employment, or (y) the date upon which Executive and his covered dependents obtain similar coverage elsewhere.

(d)
If, on or within the twelve (12) month period immediately following a Change of Control, Executive’s employment with the Company is terminated by the Company other than for (x) Cause, (y) Executive’s death, or (z) Executive’s disability, then, in place of but not in addition to the amounts described in 10(a) and (b) herein and subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, (A) Executive’s Stock Option shall have its vesting accelerated such that 100% of the shares underlying such Stock Option shall vest; (B) Executive shall receive continued payments of the Base Salary plus the Signing Bonus Installment plus the pro rata portion of the Target Bonus earned by Executive in the time employed during such year, less applicable withholding, in accordance with the Company’s standard payroll practices; (C) the Company shall waive the cost for the group health, dental and vision plan continuation coverage premiums for the Executive and his covered dependents under COBRA through the lesser of (x) twelve (12) months from the date of Executive’s termination of employment, or (y) the date upon which Executive and his covered dependents obtain similar coverage elsewhere.

The Company will take reasonable actions upon Change of Control to avoid any excise tax or related penalties under IRC Section 280G or Section 4999. Unless otherwise agreed by the Executive, the Company may not reduce the value of any payment to the Executive as required by Change of Control.

For the purposes of this Agreement, “Change of Control” is defined as: Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or The consummation of the sale by the Company of all or substantially all of the Company’s assets.

For the purposes of this Agreement, “Disability” shall mean Executive’s mental or physical impairment which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and approved by the Executive, which approval shall not unreasonably be withheld.

(e)	For the purposes of this Agreement, any termination of the Executive’s employment initiated by the Company shall be deemed to have been “For Cause”, if:

(1)
Such termination of the Executive’s employment shall have been the result of an act or acts of serious misconduct on the part of the Executive, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s Code of Conduct and Conflicts of Interest policy on the part of the Executive and any material breach of the Executive’s responsibilities as an employee; or (2) failure to perform the material duties of The Position as described in Paragraph 4 herein (“Cause”) after receipt of a written notice from the Company to do so except if such failure to perform is the result of a Disability. If such Cause is reasonably curable, the Company shall not terminate the Executive’s employment hereunder unless it has first given the Executive notice of its intention to terminate and the grounds of such termination and the Executive has not, within 30 days following the receipt of notice, cured such Cause. The Company will provide written notice of the reason for the termination in the case of any termination For Cause. A termination by the Company for any other reason shall be considered a termination without Cause.

For the purposes of this Agreement, “Constructive Termination” means (1) a material reduction in Executive’s Base Salary or bonus level, or (2) a reduction in Executive’s title or a material reduction in Executive’s authority or duties

11.	Legal Expenses

The Company, upon receipt of an invoice from Executive’s counsel, either pays such invoice or reimburses Executive for such costs incurred by the Executive for legal counsel with respect to this Agreement. The payment or reimbursement amount by the Company shall not exceed $5,000.

12.	Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

13.	Invalid Provision

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

14.	Arbitration of Disputes

The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and the Executive which is incorporated by reference herein.

15.	Governing Laws

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

16.	Entire Agreement

This Agreement shall constitute the entire Agreement between the parties superseding all prior Agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however, that any increase in Compensation as described in Paragraph (7) herein, Stock Options as described in Paragraph (8) herein or Severance Benefits as described in Paragraph (10) herein, shall become an amendment to this Agreement when approved by the Board of Directors of the Company.

The Company and the Executive have caused this Agreement to be executed as of the day and date first above written.

SOMERA COMMUNICATIONS, INC.

/S/ OSMO HAUTANEN	BY:	/s/ RICK DARNABY
OSMO HAUTANEN	TITLE:	President and CEO